UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 29, 20011

Global Technologies Group, Inc.
 (Exact name of registrant as specified in its charter)

Florida
 (State or other jurisdiction of incorporation)

333-120908
 (Commission File Number)

20-1354562
 (IRS Employer Identification No.)

1304 N Lakeshore Drive, Sarasota, Florida 34231
 (Address of principal executive offices and Zip Code)

941-685-1616
 Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Event

     Global Technologies Group

SARASOTA, FL--(Marketwire - March 29, 2011) - Global Technologies Group, Inc. (PINKSHEETS: GTGP) has received verification and final validation from MSE Technologies Applications on the successful completion of testing on dual use treatability of contaminated soils with combination of MBS and M2 Polymer technologies.

The final optimum percentages were calculated and the dual treatment final testing for TCLP was initiated. The application of the proper mixtures was added to the spiked baseline soil samples and was submitted for TCLP analysis on March 11, 2011. On March 28, 2011, Global and M2 were notified that the TCLP results of the combination of both chemicals used can definitely perform simultaneous treatment on heavy metals for dewatering and remediation.

This new treatment represents the first time a polymer compound and the MBS chemical combination have been tested successfully and is the first combined formulation to be used for heavy metal/dewatering remediation.
Contact: Global Technologies Group, Inc
JIMF@GLBTECH.COM
WWW.GLBTECH.COM
Ph: 941-685-1616
Fx: 941-847-0909

About Global Technologies Group, Inc:

Global Technologies Group, Inc. is a company that is in the business of acquiring exclusive licenses, exclusive distribution and reseller agreements on proven new technologies in the environmental and green industries. The criteria for the licensing and exclusive distribution and reseller agreements of the technologies are they must be proven, in use and have an underlying valid patent. The business plan of Global is to utilize the licenses for its’ own use and to also sublicense the technologies it acquires to companies in geographic regions covered under the original license grant.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release dated March 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL TECHNOLOGIES GROUP, INC.

Date: April 12, 2011	By:	/s/ James Fallacaro
James Fallacaro
Chief Executive Officer, President & Director